Exhibit 99.1

Actuant Reports Third Quarter Results; Provides Fiscal 2014 Outlook

MILWAUKEE--(BUSINESS WIRE)--June 19, 2013--Actuant Corporation (NYSE: ATU) today announced results for its third quarter ended May 31, 2013.

Highlights

  Delivered third quarter diluted earnings per share (“EPS”) from continuing operations of $0.62, 22% higher than the prior year (excluding prior year debt refinancing costs - see attached reconciliation of earnings.)
  Sales from continuing operations of $344 million, approximately level with the prior year. Excluding the 3% contribution from acquisitions and -1% foreign currency impact, core sales declined 2% with two of the three segments posting core sales growth.
  Robust cash flow from operations of $76 million.
  Announced intent to divest the Electrical segment to refocus on the remaining businesses where Actuant is well positioned to build on identified secular growth trends and emerging market opportunities.
  Introduced full year fiscal 2014 outlook with sales and EPS from continuing operations expected to be $1.315-$1.340 billion and $1.95- $2.05, respectively.

Robert C. Arzbaecher, Chairman and CEO of Actuant commented, “As expected, the third quarter represented an inflection point for Actuant as we delivered a 22% increase in EPS from continuing operations and improved sequential sales and profit margins. Solid core growth was achieved in both the Industrial and Energy segments, and the sequentially improved Engineered Solutions sales signal OEM destocking efforts are abating. Due to weak economic conditions, we continue to experience subdued activity in our global industrial markets and inconsistent demand. However, we did a good job balancing cost reduction actions and growth investments, as evidenced by our 19.6% EBITDA margins. Our third quarter EPS also benefitted from both lower interest expense and an effective income tax rate.  We have asked a lot of our employees this year and I want to thank our world-class global team for their efforts in delivering the results.”

Consolidated Results

On June 3, 2013, the Company announced its intent to divest the Electrical segment. The results of operations for this segment, as well as the previously announced non-cash write-down, are reported in discontinued operations in the accompanying Condensed Consolidated Statement of Operations. Operating results for the third quarter and all prior periods have been reclassified for comparability.

Continuing Operations

Consolidated sales for the third quarter of fiscal 2013 were $344 million compared to $343 million in the comparable prior year quarter. Core sales declined 2% with acquisitions contributing 3% and currency translation reducing sales by 1%. Fiscal 2013 third quarter net earnings and EPS from continuing operations were $46.1 million and $0.62, respectively, compared to $27.7 million and $0.36 in the comparable prior year quarter. Results for the third quarter of fiscal 2012 included pre-tax debt refinancing costs of $16.8 million, or $0.15 per diluted share after tax. Excluding these costs, EPS grew 22% year-over-year to $0.62 compared to $0.51 in the prior year quarter. (See attached reconciliation of earnings.)

Sales for the nine months ended May 31, 2013 of $952 million were essentially unchanged from the $954 million in the comparable prior year period. Excluding the 5% impact of acquisitions, and 1% negative impact from foreign currency translation, year-to-date core sales declined 4%. Earnings and EPS from continuing operations for the nine month period were $102.5 million, or $1.38 per diluted share, compared to $89.4 million, or $1.19 per diluted share for the comparable prior year period. Excluding the debt refinancing costs, fiscal 2013 year-to-date EPS from continuing operations of $1.38 was 3% higher than the $1.34 in the prior year. (See attached reconciliation of earnings.)

Discontinued Operations

Discontinued operations represent the operating results for the Electrical segment for all periods presented. The third quarter of fiscal 2013 also includes a $150 million ($2.00 per diluted share) non-cash, after-tax charge from the write-down of the net assets held for sale to their net realizable value.

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2013	2012	2013	2012
Sales	$111.3	$110.1	$311.4	$308.7
Operating Profit	$32.4	$30.7	$85.8	$85.3
Operating Profit %	29.1%	27.9%	27.5%	27.6%

Third quarter fiscal 2013 Industrial segment sales were $111 million, 1% higher than the prior year. Excluding the 1% negative impact of foreign currency translation, core sales increased 2% due to success in executing strategic initiatives including higher global Integrated Solutions, bolting and mining MRO tool sales. Europe and the Asia Pacific region, including China, continue to experience year-over-year core sales declines, albeit at a more modest sequential pace. Third quarter operating profit margin increased 120 basis points to 29.1% on the higher volume, lower incentive compensation and cost containment actions.

Energy Segment
(US $ in millions)
	Three Months Ended May 31,		Nine Months Ended May 31,
	2013	2012	2013	2012
Sales	$99.2	$96.4	$270.7	$255.8
Operating Profit	$19.7	$18.5	$44.8	$43.4
Operating Profit %	19.9%	19.2%	16.5%	17.0%

Fiscal 2013 third quarter year-over-year Energy segment sales increased 3% to $99 million. Excluding the negative 2% impact from foreign currency translation, core sales were 5% higher than the prior year’s robust levels. Deep water related umbilical, cable and rope revenues grew double digits with strong market demand and catch up of deferred shipments from earlier in the year. Cortland’s non-energy markets, such as defense, continued to experience weak activity levels. Hydratight’s core sales also grew during the quarter reflecting solid MRO spending in global oil & gas, partially offset by difficult comparisons given last year’s strong North American nuclear maintenance activity. Third quarter operating profit increased 70 basis points year-over-year, primarily the result of the higher volumes.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2013	2012	2013	2012
Sales	$133.7	$136.8	$370.3	$389.7
Operating Profit	$12.8	$18.5	$28.7	$50.7
Operating Profit %	9.5%	13.5%	7.7%	13.0%

Third quarter fiscal 2013 Engineered Solutions segment sales decreased 2% from the prior year to $134 million. Excluding the 8% net benefit from acquisitions/divestitures, year-over-year core sales declined 10%. Third quarter sales continued to be impacted by difficult comparisons in the North American heavy-duty truck, agriculture and global off-highway equipment markets. While convertible auto demand in Europe remained weak, European heavy-duty truck sales inflected in the quarter and were higher year-over-year. Third quarter operating profit margin declined due primarily to the impact of lower volumes, unfavorable sales mix and restructuring costs.

Corporate and Income Taxes

Corporate expenses for the third quarter of fiscal 2013 were $7.9 million, $0.9 million below the comparable prior year period due primarily to lower incentive compensation expense. As expected, the effective income tax rate for the quarter was significantly lower than the prior year reflecting the reversal of provisions in prior years for uncertain tax positions upon the lapsing of applicable foreign statutes.

Financial Position

Net debt at May 31, 2013 was $231 million (total debt of $392 million less $161 million of cash); approximately $73 million below the prior quarter end. With the exception of $5 million used for share repurchases (0.16 million shares at an average price of just under $30), essentially all of Actuant’s third quarter operating cash flow reduced net debt. At May 31, 2013, the Company’s net debt to EBITDA leverage ratio was 0.8, and its entire $600 million revolver was available.

Outlook

Commenting on Actuant’s outlook for the remainder of fiscal 2013, Arzbaecher stated, “We expect the inflection in earnings we saw in the third quarter to continue into the fourth quarter, albeit at a more modest rate given a higher prospective effective tax rate. Taking into account current business trends from continuing operations, we expect to complete fiscal 2013 with full year sales of $1.275-1.285 billion and EPS in the $1.85-1.90 range. With another expected strong cash flow quarter, we should finish fiscal 2013 with $190-200 million of free cash flow, representing approximately 115-120% conversion of net earnings (excluding the non-cash discontinued operations write-down.) This would represent our 13th consecutive year of conversion in excess of 100%.

As we look ahead to fiscal 2014, we face a market environment in which low global GDP and uncertainty are likely to persist. Actuant will continue to focus on taking advantage of our broad product and geographic scope to capitalize on profitable growth opportunities. Based on our current view of economic indicators as well as Actuant’s business trends and specific growth drivers, we anticipate fiscal 2014 core sales growth of 3-5%. Assuming current foreign currency exchange rates, we expect total sales of $1.315-1.340 billion. The benefit of volume and operational excellence initiatives, partially offset by investments in our best growth opportunities and a higher effective tax rate, should increase EPS to $1.95- 2.05 in fiscal 2014. This represents an increase of approximately 5-10% from fiscal 2013 levels, not including the benefit of potential future acquisitions or share repurchases, which continue to be a priority for the Company. We expect full year free cash flow to be approximately $175 million.”

Arzbaecher concluded, “We remain focused on long-term secular growth drivers which provide exciting organic and acquisition driven growth prospects. Given our healthy acquisition pipeline, the strongest balance sheet in our history and continued robust free cash flow generation, we are well positioned financially to capitalize on these strategic growth opportunities.”

Conference Call Information

An investor conference call is scheduled for 10am CT today, June 19, 2013. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. This includes statements pertaining to, among other things, the planned divestiture of the Electrical segment, the potential timing thereof, and the prospects and expected financial results of Actuant after the planned transaction. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	May 31,	August 31,
	2013	2012

ASSETS
Current assets
Cash and cash equivalents	$161,418	$68,184
Accounts receivable, net	214,683	234,756
Inventories, net	145,226	211,690
Deferred income taxes	22,503	22,583
Other current assets	26,396	24,068
Assets of discontinued operations	264,058	-
Total current assets	834,284	561,281

Property, plant and equipment, net	104,603	115,884
Goodwill	647,150	866,412
Other intangible assets, net	316,986	445,884
Other long-term assets	16,451	17,658

Total assets	$1,919,474	$2,007,119

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$147,898	$174,746
Accrued compensation and benefits	42,055	58,817
Current maturities of debt	10,000	7,500
Income taxes payable	9,350	5,778
Other current liabilities	51,957	72,165
Liabilities of discontinued operations	52,283	-
Total current liabilities	313,543	319,006

Long-term debt	382,500	390,000
Deferred income taxes	97,745	132,653
Pension and postretirement benefit accruals	25,567	26,442
Other long-term liabilities	68,281	87,182

Shareholders' equity
Capital stock	15,287	15,102
Additional paid-in capital	34,176	7,725
Treasury stock	(76,753)	(63,083)
Retained earnings	1,133,364	1,161,564
Accumulated other comprehensive loss	(74,236)	(69,472)
Stock held in trust	(3,094)	(2,689)
Deferred compensation liability	3,094	2,689
Total shareholders' equity	1,031,838	1,051,836

Total liabilities and shareholders' equity	$1,919,474	$2,007,119

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012

Net sales	$344,205	$343,268	$952,482	$954,153
Cost of products sold	207,301	204,514	575,032	572,301
Gross profit	136,904	138,754	377,450	381,852

Selling, administrative and engineering expenses	74,323	74,341	222,521	210,806
Amortization of intangible assets	5,539	5,563	17,542	16,237
Operating profit	57,042	58,850	137,387	154,809

Financing costs, net	6,229	7,236	18,811	23,280
Debt refinancing costs	-	16,830	-	16,830
Other expense, net	911	2,591	1,518	3,297
Earnings from continuing operations before income tax expense	49,902	32,193	117,058	111,402

Income tax expense	3,825	4,456	14,596	22,042
Earnings from continuing operations	46,077	27,737	102,462	89,360
Earnings (loss) from discontinued operations, net of income taxes	(139,060)	6,664	(130,667)	14,390
Net earnings (loss)	$(92,983)	$34,401	$(28,205)	$103,750

Earnings from continuing operations per share
Basic	$0.63	$0.39	$1.40	$1.29
Diluted	0.62	0.36	1.38	1.19

Earnings (loss) per share
Basic	$(1.27)	$0.48	$(0.39)	$1.50
Diluted	(1.24)	0.45	(0.38)	1.39

Weighted average common shares outstanding
Basic	73,133	71,083	72,957	69,184
Diluted	74,787	75,371	74,491	75,201

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012

Operating Activities
Net earnings (loss)	$(92,983)	$34,401	$(28,205)	$103,750
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	13,892	13,582	42,790	40,192
Stock-based compensation expense	3,379	3,040	10,507	10,002
Provision (benefit) for deferred income taxes	(24,531)	117	(30,549)	(2,137)
Impairment charge	170,052	-	170,052	-
Amortization of debt discount and debt issuance costs	496	495	1,488	1,492
Non-cash debt refinance charge	-	2,254	-	2,254
Other non-cash adjustments	343	208	171	(138)
Changes in components of working capital and other:
Accounts receivable	(21,312)	(4,585)	(25,033)	(21,692)
Inventories	11,478	10,231	7,326	9,171
Prepaid expenses and other assets	(3,409)	3,208	(4,613)	1,071
Trade accounts payable	14,752	10,907	(7,529)	2,779
Income taxes payable	(2,816)	(2,092)	(5,538)	(2,056)
Accrued compensation and benefits	(402)	5,332	(12,829)	(8,766)
Other accrued liabilities	7,008	215	(1,768)	(6,608)
Net cash provided by operating activities	75,947	77,313	116,270	129,314

Investing Activities
Proceeds from sale of property, plant and equipment	140	711	1,317	8,486
Proceeds from sale of businesses, net of transaction costs	4,854	-	4,854	-
Capital expenditures	(7,169)	(7,039)	(18,895)	(17,491)
Business acquisitions, net of cash acquired	(2,202)	(10,827)	(3,635)	(29,734)
Net cash used in investing activities	(4,377)	(17,155)	(16,359)	(38,739)

Financing Activities
Net repayments on revolving credit facilities and other debt	-	(58,000)	-	(58,167)
Principal repayments on term loan	(2,500)	(1,250)	(5,000)	(1,250)
Repurchases of 2% Convertible Notes	-	(102)	-	(102)
Proceeds on 5.625% Senior Note issuance	-	300,000	-	300,000
Redemption of 6.875% Senior Notes	-	(250,000)	-	(250,000)
Debt issuance costs	-	(5,340)	-	(5,340)
Purchase of treasury shares	(4,849)	(18,872)	(13,670)	(39,282)
Stock option exercises and related tax benefits	7,933	885	18,705	6,392
Cash dividend	-	-	(2,911)	(2,748)
Net cash provided by (used in) financing activities	584	(32,679)	(2,876)	(50,497)

Effect of exchange rate changes on cash	(1,559)	(5,775)	(3,801)	(4,150)
Net increase in cash and cash equivalents	70,595	21,704	93,234	35,928
Cash and cash equivalents - beginning of period	90,823	58,445	68,184	44,221
Cash and cash equivalents - end of period	$161,418	$80,149	$161,418	$80,149

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2012					FISCAL 2013
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$100,253	$98,342	$110,102	$110,598	$419,295	$101,122	$98,999	$111,308		$311,429
ENERGY SEGMENT	80,421	78,937	96,399	93,406	349,163	90,769	80,794	99,158		270,721
ENGINEERED SOLUTIONS SEGMENT	129,292	123,640	136,767	118,364	508,063	115,918	120,675	133,739		370,332
TOTAL	$309,966	$300,919	$343,268	$322,368	$1,276,521	$307,809	$300,468	$344,205		$952,482

% SALES GROWTH
INDUSTRIAL SEGMENT	15%	11%	2%	2%	7%	1%	1%	1%		1%
ENERGY SEGMENT	14%	28%	24%	13%	19%	13%	2%	3%		6%
ENGINEERED SOLUTIONS SEGMENT	23%	12%	8%	-10%	7%	-10%	-2%	-2%		-5%
TOTAL	18%	16%	10%	0%	10%	-1%	0%	0%		0%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$27,933	$26,690	$30,681	$29,473	$114,777	$27,006	$26,350	$32,426		$85,782
ENERGY SEGMENT	13,217	11,632	18,515	18,841	62,205	15,387	9,677	19,736		44,800
ENGINEERED SOLUTIONS SEGMENT	18,999	13,281	18,467	10,104	60,851	7,625	8,275	12,754		28,654
CORPORATE / GENERAL	(7,845)	(7,948)	(8,813)	(8,713)	(33,319)	(6,544)	(7,431)	(7,874)		(21,849)
TOTAL	$52,304	$43,655	$58,850	$49,705	$204,514	$43,474	$36,871	$57,042		$137,387

OPERATING PROFIT %
INDUSTRIAL SEGMENT	27.9%	27.1%	27.9%	26.6%	27.4%	26.7%	26.6%	29.1%		27.5%
ENERGY SEGMENT	16.4%	14.7%	19.2%	20.2%	17.8%	17.0%	12.0%	19.9%		16.5%
ENGINEERED SOLUTIONS SEGMENT	14.7%	10.7%	13.5%	8.5%	12.0%	6.6%	6.9%	9.5%		7.7%
TOTAL (INCLUDING CORPORATE)	16.9%	14.5%	17.1%	15.4%	16.0%	14.1%	12.3%	16.6%		14.4%

EBITDA
INDUSTRIAL SEGMENT	$29,220	$29,116	$32,070	$31,774	$122,180	$29,033	$28,471	$34,374		$91,878
ENERGY SEGMENT	18,243	15,601	22,216	23,166	79,226	19,694	14,278	23,977		57,949
ENGINEERED SOLUTIONS SEGMENT	22,213	16,762	21,418	13,991	74,384	12,047	12,611	16,700		41,358
CORPORATE / GENERAL	(7,217)	(7,479)	(8,506)	(7,972)	(31,174)	(6,195)	(6,582)	(7,556)		(20,333)
TOTAL	$62,459	$54,000	$67,198	$60,959	$244,616	$54,579	$48,778	$67,495		$170,852

EBITDA %
INDUSTRIAL SEGMENT	29.1%	29.6%	29.1%	28.7%	29.1%	28.7%	28.8%	30.9%		29.5%
ENERGY SEGMENT	22.7%	19.8%	23.0%	24.8%	22.7%	21.7%	17.7%	24.2%		21.4%
ENGINEERED SOLUTIONS SEGMENT	17.2%	13.6%	15.7%	11.8%	14.6%	10.4%	10.5%	12.5%		11.2%
TOTAL (INCLUDING CORPORATE)	20.2%	17.9%	19.6%	18.9%	19.2%	17.7%	16.2%	19.6%		17.9%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2012					FISCAL 2013
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS (LOSS) BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$37,174	$32,175	$34,401	$(16,460)	$87,290	$36,343	$28,435	$(92,983)		$(28,205)
DISCONTINUED OPERATIONS, NET OF INCOME TAX	(3,204)	(4,522)	(6,664)	52,376	37,986	(5,792)	(2,601)	139,060		130,667
EARNINGS FROM CONTINUING OPERATIONS	33,970	27,653	27,737	35,916	125,276	30,551	25,834	46,077		102,462
DEBT REFINANCING CHARGES, NET OF INCOME TAX	-	-	10,482	-	10,482	-	-	-		-
TOTAL	$33,970	$27,653	$38,219	$35,916	$135,758	$30,551	$25,834	$46,077		$102,462

DILUTED EARNINGS (LOSS) PER SHARE, BEFORE
SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$0.50	$0.43	$0.45	$(0.22)	$1.17	$0.49	$0.38	$(1.24)		$(0.38)
DISCONTINUED OPERATIONS, NET OF INCOME TAX	(0.04)	(0.06)	(0.09)	0.70	0.51	(0.08)	(0.03)	1.86		1.76
EARNINGS FROM CONTINUING OPERATIONS	0.46	0.37	0.36	0.48	1.68	0.41	0.35	0.62		1.38
DEBT REFINANCING CHARGES, NET OF INCOME TAX	-	-	0.15	-	0.15	-	-	-		-
TOTAL	$0.46	$0.37	$0.51	$0.48	$1.83	$0.41	$0.35	$0.62		$1.38

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$37,174	$32,175	$34,401	$(16,460)	$87,290	$36,343	$28,435	$(92,983)		$(28,205)
DISCONTINUED OPERATIONS, NET OF INCOME TAX	(3,204)	(4,522)	(6,664)	52,376	37,986	(5,792)	(2,601)	139,060		130,667
EARNINGS FROM CONTINUING OPERATIONS	33,970	27,653	27,737	35,916	125,276	30,551	25,834	46,077		102,462
FINANCING COSTS, NET	8,222	7,821	24,066	6,281	46,390	6,322	6,260	6,229		18,811
INCOME TAX EXPENSE	9,447	8,139	4,456	7,312	29,354	5,957	4,814	3,825		14,596
DEPRECIATION & AMORTIZATION	10,820	10,387	10,939	11,450	43,596	11,749	11,870	11,364		34,983
EBITDA - EXCLUDING DISCONTINUED OPERATIONS (NON-GAAP MEASURE)	$62,459	$54,000	$67,198	$60,959	$244,616	$54,579	$48,778	$67,495		$170,852

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings (loss) and diluted earnings (loss) per share, excluding special items (debt refinancing charges and discontinued operations), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings (loss) before financing costs, net, income tax expense, discontinued operations and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer, 262-293-1562
Communications & Investor Relations Leader